SECOND SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of January      , 2004 among R.H. Donnelley Inc., a Delaware corporation (“Donnelley”), R.H. Donnelley Corporation, a Delaware corporation (“Parent”), the Guarantors signatory hereto (the “Guarantors”) and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

     WHEREAS, Donnelley, Parent, the Guarantors and the Trustee have entered into a Supplemental Indenture dated as of January 3, 2003 (the “First Supplemental Indenture”), relating to the Indenture, dated as of December 3, 2002 (as heretofore amended and supplemented, the “Senior Subordinated Notes Indenture”), which provided for the issuance of the 10-7/8% Senior Subordinated Notes due 2012 of Donnelley, as successor to Finance Corp. (the “Securities”);

     WHEREAS, Section 8.01(a) of the Senior Subordinated Notes Indenture provides, among other things, that Donnelley and the Trustee may modify or amend the Senior Subordinated Notes Indenture without the consent of the Holders of the outstanding Securities to, including, without limitation, cure any ambiguity in such Senior Subordinated Notes Indenture; and

     WHEREAS, Donnelley has furnished, or caused to be furnished, to the Trustee, and the Trustee has received, an Officer’s Certificate and Opinion of Counsel stating, among other things, that this Second Supplemental Indenture is authorized or permitted by the Senior Subordinated Notes Indenture.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Donnelley, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

Agreement

     Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Second Supplemental Indenture have the meanings ascribed thereto in the Indenture.

     Section 1.2 Amendment to the Senior Subordinated Notes Indenture. Subsection 12.02(a) of the Senior Subordinated Notes Indenture is amended and restated in its entirety by deleting the subsection and replacing it with the following:

     Section 12.02 Suspension of Payment When Senior Debt Is in Default.

(a) If any Payment Default occurs with respect to any Designated Senior Debt (including upon any acceleration of the maturity thereof and, without limitation, guarantees of the foregoing items which constitute such Senior Debt) and is continuing, then the Company shall not be permitted to pay principal of, premium, if any, or interest (or other amounts) on the Senior Subordinated Notes or make any further deposit pursuant to Section 9.02 and may not repurchase, redeem or otherwise retire for value or make any payment of any kind with respect to any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) unless such Payment Default (and all other Payment Defaults) shall have been cured or waived in accordance with the terms of the documentation governing the respective Designated Senior Debt or ceased to exist or all Designated Senior Debt with respect to which any Payment Default has occurred and is continuing shall have been discharged or paid in full in cash or Temporary Cash Investments.

ARTICLE 2

Miscellaneous

     Section 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by Donnelley, the Guarantors and the Trustee, the Senior Subordinated Notes Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form, along with the First Supplemental Indenture, a part of the Senior Subordinated Notes Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Senior Subordinated Notes Indenture shall be bound thereby.

     Section 2.2 Senior Subordinated Notes Indenture and First Supplemental Indenture Remain in Full Force and Effect. Except as supplemented hereby, all provisions in the Senior Subordinated Notes Indenture and First Supplemental Indenture shall remain in full force and effect.

     Section 2.3 Senior Subordinated Notes Indenture, First Supplemental Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Senior Subordinated Notes Indenture and First Supplemental Indenture, and the Senior Subordinated Notes Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

     Section 2.4 Confirmation and Preservation of Senior Subordinated Notes Indenture. The Senior Subordinated Notes Indenture and the First Supplemental Indenture, as supplemented by this Second Supplemental Indenture, are in all respects confirmed and preserved.

     Section 2.5 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required or deemed under the TIA to be part of and govern any provision of this Second Supplemental Indenture, such provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Senior Subordinated Notes Indenture and the First Supplemental Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

     Section 2.6 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 2.7 Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Senior Subordinated Notes Indenture, the First Supplemental Indenture, this Second Supplemental Indenture or the Securities.

     Section 2.8 Successors. All agreements of Donnelley in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

     Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Senior Subordinated Notes Indenture, the First Supplemental Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

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     Section 2.10 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

     Section 2.11 Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 2.12 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

     Section 2.13 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by Donnelley.

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

R.H. DONNELLEY INC.

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President

GET DIGITAL SMART.COM INC.

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President

R.H. DONNELLEY APIL, INC.

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President

R.H. DONNELLEY ACQUISITIONS, INC.

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President

R.H. DONNELLEY PUBLISHING & ADVERTISING, INC.

By:	/s/ Robert J. Bush

Name: Robert J. Bush
Title: Vice President

THE BANK OF NEW YORK,
as trustee

By:	/s/ Julie Salovitch-Miller

Name: Julie Salovitch-Miller
Title: Vice President